Filed pursuant to Rule 424(b)(5)
Registration No. 333-288774

PROSPECTUS SUPPLEMENT
(To prospectus dated August 1, 2025 and

prospectus supplement dated August 1, 2025)

Up to $200,000,000 of Shares

PLAYBOY, INC.

Common Stock

This prospectus supplement (this “Prospectus Supplement”) amends and supplements the prospectus supplement dated August 1, 2025 (the “ATM Prospectus”). This Prospectus Supplement should be read in conjunction with the ATM Prospectus and the accompanying base prospectus dated August 1, 2025, filed with the Securities and Exchange Commission as a part of our registration statement on Form S-3 (File No. 333-288774) (the “Registration Statement”), relating to the offer and sale of shares of our common stock, par value $0.0001 per share (“Common Stock”), from time to time pursuant to the terms of the Sales Agreement, dated August 8, 2024, as amended by Amendment No. 1 thereto, dated July 18, 2025 (as amended, the “Sales Agreement”), with Roth Capital Partners, LLC (the “Sales Agent”). This Prospectus Supplement is qualified by reference to the ATM Prospectus, except to the extent that the information herein amends or supersedes the information contained in the ATM Prospectus. This Prospectus Supplement is not complete without, and may only be delivered or utilized in connection with, the ATM Prospectus and accompanying base prospectus, and any future amendments or supplements thereto.

We are filing this Prospectus Supplement to amend the ATM Prospectus to increase the dollar amount of our Common Stock that we may offer and sell through the Sales Agent pursuant to the Sales Agreement to $200,000,000, which does not include the approximately $10.79 million of shares that were previously sold pursuant to the Sales Agreement as of the date of this Prospectus Supplement.

We are no longer subject to General Instruction I.B.6. of Form S-3 as the aggregate market value of our Common Stock held by non-affiliates exceeded $75.0 million as of February 23, 2026.

Sales of our Common Stock, if any, under this Prospectus Supplement may be made in sales deemed to be “at the market offerings” as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The Sales Agent will act as sales agent and use commercially reasonable efforts to sell on our behalf all of the shares of Common Stock requested to be sold by us, consistent with its normal trading and sales practices, on mutually agreed terms between us and the Sales Agent. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

Our Common Stock is listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “PLBY.” On February 20, 2026, the last reported sale price of our common stock on the Nasdaq was $2.11 per share.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. BEFORE MAKING AN INVESTMENT DECISION, PLEASE CAREFULLY READ THE INFORMATION IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE S-4 OF THE ATM PROSPECTUS AND PART IA, “RISK FACTORS” BEGINNING ON PAGE 11 OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2024, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 13, 2025 AND OUR QUARTERLY REPORT ON FORM 10-Q FOR THE FISCAL QUARTER ENDED MARCH 31, 2025, FILED WITH THE SEC ON MAY 15, 2025, EACH OF WHICH IS INCORPORATED BY REFERENCE HEREIN, AS WELL AS THE OTHER INFORMATION INCLUDED AND INCORPORATED BY REFERENCE HEREIN.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this Prospectus Supplement or determined if this Prospectus Supplement or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Roth Capital Partners

The date of this prospectus supplement is February 23, 2026.

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